                                                                    Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 29, 1999, relating to the financial statements and financial highlights of PPM America Funds, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" and "Notes to Presentation of Composite Performance" in such Prospectus.


/s/ PricewaterhouseCoopers LLP
Chicago, IL
April 29, 1999